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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                            Broderbund Software, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   112014 10 5
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                                Page 1 of 5 Pages

CUSIP No.  112014 10 5                13G                      Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1.  Names of Reporting Person
       S.S. or I.R.S. Identification No. Of Above Person

        Douglas G. Carlston


--------------------------------------------------------------------------------
   2.  Check the Appropriate Box If a Member of a Group (See Instructions)

       (a)  [  ]

       (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC Use Only



--------------------------------------------------------------------------------
   4.  Citizenship or Place of Organization


       United States of America
--------------------------------------------------------------------------------
   Number Of      5.   Sole Voting Power
     Shares            1,864,536
  Beneficially    --------------------------------------------------------------
    Owned By      6.   Shared Voting Power
      Each             -0-
   Reporting      --------------------------------------------------------------
     Person       7.   Sole Dispositive Power
      With             1,864,536
                  --------------------------------------------------------------
                  8.   Shared Dispositive Power

                       -0-
--------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned By Each Reporting Person

       1,864,536

--------------------------------------------------------------------------------
  10. Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
  11.  Percent of Class Represented by Amount in Row (9)


       8.9%
--------------------------------------------------------------------------------
  12.  Type of Reporting Person  (See Instructions)


       IN

--------------------------------------------------------------------------------

CUSIP No. 112014 10 5                                          Page 3 of 5 Pages


Item 1.

     (a)  Name of Issuer:

          Broderbund Software, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          500 Redwood Boulevard
          Novato, CA 94947

Item 2.

     (a)  Name of Person Filing:

          Douglas G. Carlston

     (b)  Address of Principal Business Office or, if none, Residence:

          500 Redwood Boulevard
          Novato, CA 94947

     (c)  Citizenship:

          United States of America

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          112014 10 5

Item 3.   Type of Filing:

          This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

CUSIP No. 112014 10 5                                          Page 4 of 5 Pages


Item 4.   Ownership:

     (a)  Amount Beneficially Owned:

           1,864,536

     (b)  Percent of Class:

           8.9%

     (c)  Number of Shares as to Which Such Person Has:


          (i)  Sole Power to Vote or to Direct the Vote:

               1,864,536

          (ii) Shared Power to Vote or to Direct the Vote:

               -0-

         (iii) Sole Power to Dispose or Direct the Disposition of:

               1,864,536

          (iv) Shared Power to Dispose or Direct the Disposition of:

               -0-


Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable

CUSIP No. 112014 10 5                                         Page 5 of 5 Pages

Item 8.   Identification and Classification of Members of the Group:

          Not applicable

Item 9.   Notice of Dissolution of Group:

          Not applicable

Item 10.  Certification:

          Not applicable



Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: 11th February, 1998               By: /s/ Douglas G. Carlston
                                            --------------------------------
                                            Douglas G. Carlston
                                            Chairman of the Board